EXHIBIT 99.6

FORM OF TALMER SUPPORT AGREEMENT

SUPPORT AGREEMENT

This Support Agreement is entered into between Chemical Financial Corporation and the undersigned director of Talmer Bancorp, Inc. (the “Company”). The undersigned director hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or over which he or she has shared voting control to be voted) in favor of the Agreement and Plan of Merger by and between Chemical Financial Corporation and Company, dated January 25, 2016 (the “Agreement”). In addition, the undersigned director hereby agrees, that until the earlier of the record date of the Talmer Shareholder Meeting (as defined in the Agreement) or the termination of this Support Agreement, that he or she will not make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any permitted transferee of such shares to abide by the terms of this Support Agreement. The undersigned is entering into this Support Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Support Agreement, nothing in this Support Agreement is intended or shall be construed to require the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, the undersigned does not make any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Support Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the obtainment of the Talmer Shareholder Approval (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) a Talmer Adverse Recommendation Change (as defined in the Agreement). This Support Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this ___ day of January, 2016.

CHEMICAL FINANCIAL CORPORATION

By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer and President

DIRECTOR
By: